                                                                     EXHIBIT 4.5

                             THIRD AMENDMENT TO THE
                             SHARE PURCHASE WARRANT

     WHEREAS, Montpelier Re Holdings Ltd., a company organized under the laws of Bermuda (the "Company") and White Mountains Insurance Group, Ltd. ("White Mountains") are parties to that Warrant Issuance Agreement dated as of December 6, 2001, pursuant to which the Company issued to White Mountains a warrant dated as of January 3, 2002, as amended by Amendment, dated as of February 11, 2002, and Amendment to the Share Purchase Warrant, dated as of July 1, 2002 (the "White Mountains Warrant"), attached hereto as Exhibit A;

     WHEREAS, the Company and Benfield Group plc, which has subsequently changes its name to Benfield Holdings Limited ("Benfield") are parties to that Warrant Issuance Agreement dated as of December 6, 2001, pursuant to which the Company issued to Benfield a warrant dated as of January 3, 2002, as amended by Amendment, dated as of February 11, 2002, and Amendment to the Share Purchase Warrant, dated as of July 1, 2002 (the "Benfield Warrant"), attached hereto as Exhibit B;

     WHEREAS, the Company and Banc of America Securities LLC ("BAS") are parties to that Warrant Issuance Agreement dated as of December 6, 2001, pursuant to which the Company issued to BAS a warrant dated as of January 3, 2002, as amended by Amendment, dated as of February 11, 2002, and Amendment to the Share Purchase Warrant, dated as of July 1, 2002 (the "BAS Warrant"), attached hereto as Exhibit C;

     WHEREAS, each of White Mountains, Benfield and BAS (each a "Warrant Holder"), on the one hand, and the Company, on the other hand, desire to amend
Section 3 of the respective White Mountains Warrant, Benfield Warrant and BAS Warrant (each referred to individually as a "Warrant") to add a provision requiring a cash payment in lieu of fractional Common Shares upon exercise of the Warrants;

     WHEREAS, pursuant to Section 6 of each Warrant, each Warrant may be amended if the Company has obtained the written consent of the Warrant Holder;

     NOW, THEREFORE, the Company and each Warrant Holder hereby agree as follows:

          1. Definitions. Unless otherwise defined in this Amendment, each term used herein that is defined in each Warrant shall have the meaning assigned to it in such Warrant.

          2. Section 3(g) Added. Each Warrant is hereby amended, effective immediately, by inserting the following provision as Section 3(g):

             "(g) Notwithstanding any other provision hereof, no fractional amounts of Common Shares will be issued in connection with any exercise hereunder, but in lieu of such fractional amounts, the Company shall make a cash payment therefor equal to the product of the applicable fraction multiplied by the average of the per share Market Price of the Common Shares for the five (5) trading days immediately prior to (but not including) the date of exercise (but not less than the then par value of the Common Shares)."

          3. Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York except to the extent where the laws of any other jurisdiction are referred to herein. Each party hereby irrevocably submits to the nonexclusive jurisdiction of the courts of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that (i) it is not personally subject to the jurisdiction of any such court, and/or (ii) that such suit, action or proceeding is not brought in the proper forum. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under each Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

          4. Effect of Agreement. Except as amended and supplemented by this Amendment, all of the terms, conditions, provisions and covenants of each Warrant shall remain and continue in full force and effect and are hereby ratified, repeated and confirmed in all respects.

          5. Entire Agreement. Each Warrant, as amended and supplemented by this Amendment, constitutes the entire agreement and understanding among the Company, on the one hand, and the respective Warrant Holder, on the other hand and supersedes any and all prior agreements and understandings relating to the subject matter hereof.

          6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of March 31st 2003.

                                          MONTPELIER RE HOLDINGS LTD.

                                          By:      /s/ ANTHONY TAYLOR
                                            ------------------------------------
                                            Name: Anthony Taylor
                                            Title:   President and Chief
                                              Executive Officer

                                          WHITE MOUNTAINS INSURANCE GROUP, LTD.

                                          By:     /s/ RAYMOND BARRETTE
                                            ------------------------------------
                                            Name: Raymond Barrette
                                            Title:   President and Chief
                                              Executive Officer

                                          BENFIELD HOLDINGS LIMITED

                                          By:        /s/ JOHN WHITER
                                            ------------------------------------
                                            Name: John Whiter
                                            Title:   Director

                                          BANC OF AMERICA SECURITIES LLC

                                          By:    /s/ ANTONIO URSANO, JR.
                                            ------------------------------------
                                            Name: Antonio Ursano, Jr.
                                            Title:   Managing Director

                                        3